January 10, 1996

SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street, NW
Judiciary Plaza
Washington, DC   20549

Re:  Schedules 13G-Cerner Corporation

Dear Sir or Madam:

We are hereby transmitting by Edgar Amendment No. 1 to Schedule 13G on behalf of Waddell & Reed Investment Management Company and Waddell & Reed Asset Management Company.

If you have any questions concerning the Schedule 13G filing, please call me at
(913)236-1923.

Very truly yours,



Sheryl Strauss
Staff Attorney

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                                Amendment No. 1

 Cerner Corporation
___________________________________________________________________
                                (Name of Issuer)
     Common
__________________________________________________________________
                         (Title of Class of Securities)
     156782-10-4
___________________________________________________________________
                                 (CUSIP Number)
     Check the following Box if a fee is being paid with this
     statement.............[__]

     1)   Names of Reporting Persons S.S. or I.R.S. Identification
          Nos. of Above Persons....................................

          Waddell & Reed Investment Management Company-48-1106973
___________________________________________________________________
     2)   Check the Appropriate Box if a Member of a Group
          (a).......................................................[__]
     (b).......................................................[X_]
___________________________________________________________________
     3)   SEC Use Only.............................................
___________________________________________________________________
     4)   Citizenship or Place of Organization.....................
          Kansas
___________________________________________________________________
     Number of           (5)  Sole Voting Power...........2,897,600
     Shares Bene-        (6)  Shared Voting Power.................
     ficially            (7)  Sole Dispositive Power......2,897,600
     Owned by            (8)  Shared Dispositive Power............
     Each Report-
     ing Person
     With
     9)   Aggregate Amount Beneficially Owned by Each Reporting
          Person........................................3,374,504
___________________________________________________________________
     10)  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares...........................................
___________________________________________________________________
     11)  Percent of Class Represented by Amount in Row
     (9)......................................10.5%
___________________________________________________________________
     12)  Type of Reporting Person............IA...................
__________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)

Cerner Corporation
___________________________________________________________________
                                (Name of Issuer)
     Common
__________________________________________________________________
                         (Title of Class of Securities)
     156782-10-4
___________________________________________________________________
                                 (CUSIP Number)
     Check the following Box if a fee is being paid with this
     statement.............[_]

     1)   Names of Reporting Persons S.S. or I.R.S. Identification
          Nos. of Above Persons....................................

          Waddell & Reed Asset Management Company-43-0975899
___________________________________________________________________
     2)   Check the Appropriate Box if a Member of a Group
          (a).......................................................[__]
     (b).......................................................[X_]
___________________________________________________________________
     3)   SEC Use Only.............................................
___________________________________________________________________
     4)   Citizenship or Place of Organization.....................
          Missouri
___________________________________________________________________
     Number of           (5)  Sole Voting Power............476,904
     Shares Bene-        (6)  Shared Voting Power.................
     ficially            (7)  Sole Dispositive Power.......476,904
     Owned by            (8)  Shared Dispositive Power............
     Each Report-
     ing Person
     With
     9)   Aggregate Amount Beneficially Owned by Each Reporting
          Person.........................................3,374,504
___________________________________________________________________
     10)  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares...........................................
___________________________________________________________________
     11)  Percent of Class Represented by Amount in Row
     (9)......................................10.5
___________________________________________________________________
     12)  Type of Reporting Person............IA...................

                                  SCHEDULE 13G
     Item 1(a) Name of Issuer:
          Cerner Corporation
     ..............................................................
     Item 1(b) Address of Issuer's Principal Executive Offices:
          2800 Rockcreek Pkwy, Ste 601, Kansas City, MO 64117
     ..............................................................
     Item 2(a) Name of Person Filing:
           Waddell & Reed Investment Management Company
             Waddell & Reed Asset Management Company
     ..............................................................
     Item 2(b) Address of Principal Business Office or, if none,
          Residence:
          6300 Lamar Avenue, Shawnee Mission,
          Kansas 66201-9217
     ..............................................................
     Item 2(c) Citizenship:
          Kansas;
     .......Missouri...............................................
     Item 2(d) Title of Class of Securities:
          Common
     ..............................................................
     Item 2(e) CUSIP Number:
          156782-10-4
     ..............................................................
     Item 3    Person filing is:
          (h)[x]Group, in accordance with 240.13d-1(b)(1)(ii)(H)
     Item 4    Ownership

          If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount Beneficially Owned:
          3,374,504
     ..............................................................
     (b)  Percent of Class:
          10.5%
     ..............................................................
     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote..2,897,600
          (ii)  shared power to vote or to direct the vote..476,904
          (iii) sole power to dispose or to direct the disposition
                of........................................2,897,600
          (iv)  shared power to dispose or to direct the
                disposition of..............................476,904

     Item 5    Ownership of Five Percent or Less of a Class
               Not Applicable

     Item 6    Ownership of More than Five Percent on Behalf of
               Another Person

               Not Applicable

     Item 7    Identification and Classification of the Subsidiary
                 Which Acquired the Security Being Reported on By
The Parent Holding Company

               Not Applicable

     Item 8    Identification and Classification of Members of the
               Group

               See attached Exhibit 1

     Item 9    Notice of Dissolution of Group

               Not Applicable

     Item 10

                                 Certification


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   Signature


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   January 10, 1996

Waddell & Reed Investment          Waddell & Reed Asset
Management Company                 Management Company
6300 Lamar Avenue                  6300 Lamar Avenue
Overland Park, Kansas              Overland Park, Kansas
66202-4200                         66202-4200

Signature                          Signature



 ............................       ............................
Sharon K. Pappas                   Sharon K. Pappas
Senior Vice President              Senior Vice President
Name/Title                         Name/Title

                                   EXHIBIT 1

Waddell & Reed Investment Management Company - Tax ID No.                  48-
1106973

          Investment Advisor registered under Section 203 of the Investment Advisor's Act of 1940

Waddell & Reed Asset Management Company - Tax ID No. 43-0975899

          Investment Advisor registered under Section 203 of the Investment Advisor's Act of 1940